EXHIBIT 23.3



INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Form S-8 Registration Statement of Northwest Teleproductions, Inc. of our report dated June 10, 1998, except for the sale/leaseback disclosures in Notes 1, 2, and 7 and the supplemental disclosure of noncash investing and financing activities in the statement of cash flows, as to which the date is June 24, 1998, appearing in the Annual Report on Form 10-KSB of Northwest Teleproductions, Inc. for year ended March 31, 1998.



/s/ Deloitte & Touche LLP



Minneapolis, Minnesota
July 23, 1999